Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-150441, No. 333-127900 and No. 333-127899) of Warner Music Group Corp. of our reports dated November 24, 2008 with respect to the consolidated financial statements and schedule of Warner Music Group Corp., and the effectiveness of internal control over financial reporting of Warner Music Group Corp., included in this Annual Report on Form 10-K for the year ended September 30, 2008.

New York, NY

November 24, 2008

/s/    Ernst & Young LLP